Exhibit 23.6

LETTER OF CONSENT

I, Kimberley Proctor, P. Geo., refer to the Registration Statement on Form S-8 of HudBay Minerals Inc. (“HudBay”) pertaining to HudBay Minerals Inc. Share Option Plan, HudBay Minerals Inc. Long Term Equity Plan, and Skye Resources Inc. Amended and Restated Share Option Plan filed with the Securities and Exchange Commission (including all exhibits, the “Registration Statement”).

I consent to the incorporation by reference into the Registration Statement on Form S-8 of the technical report dated October 8, 2009 entitled “Technical Report Lalor Deposit, Snow Lake, Manitoba, Canada October 8, 2009 (the “Technical Report”), of which I am an author, and the extract from, or the summary of, the Technical Report contained in HudBay’s press release dated October 8, 2009 (the “Press Release”) contained in HudBay’s registration statement on Form 40-F, dated October 19, 2010, (File No. 001-34244) and to the appearance of my name in the Registration Statement.

Yours very truly,

/s/ Kimberley Proctor
Per: Kimberley Proctor, P. Geo.

Dated: November 2, 2010